Exhibit 10.4

ASTORIA FINANCIAL CORPORATION	ASTORIA FEDERAL SAVINGS AND LOAN
ASSOCIATION
ONE ASTORIA FEDERAL PLAZA	ONE ASTORIA FEDERAL PLAZA
LAKE SUCCESS, NEW YORK 11042-1085	LAKE SUCCESS, NEW YORK 11023-1085

March 23, 2012

HAND DELIVERED

Mr. Gary T. McCann

17 Shoreham Road

Massapequa, New York 11758

Re: Employment Agreements with Astoria Financial Corporation and Astoria Federal

Savings and Loan Association

Dear Mr. McCann:

Reference is made to (a) the Amended and Restated Employment Agreement made and entered into as of January 1, 2009 by and between Astoria Financial Corporation (the “Company”) and you, as amended by Amendment No. 01 to Amended and Restated Employment Agreement made and entered into by the Association and you as of April 21, 2010, and as further amended by that certain letter agreement made and entered into by the Company and you dated December 27, 2011 (such Amended and Restated Employment Agreement, as further amended, the “Company Agreement”) and (b) the Amended and Restated Employment Agreement made and entered into as of January 1, 2009 by and between Astoria Federal Savings and Loan Association (the “Association”) and you, as amended by Amendment No. 01 to Amended and Restated Employment Agreement made and entered into by the Association and you as of April 21, 2010, and as further amended by that certain letter agreement made and entered into by the Association and you dated December 27, 2011 (such Amended and Restated Employment Agreement, as further amended, the “Association Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Company Agreement and/or the Association Agreement, as applicable.

It is hereby agreed as follows:

(a) The Company Agreement and the Association Agreement shall be terminated effective as of the close of business on April 30, 2012 (the “Effective Date”), and your status as an employee of the Company and the Association shall thereupon terminate; provided, however, that any provision of the Company Agreement or the Association Agreement which by its terms contemplates performance after the termination of the Company Agreement or the Association Agreement shall survive the termination thereof.

(b) On April 6, 2012 the Association shall pay you (i) your earned but unpaid compensation, including accrued but unused vacation pay, through the March 30, 2012 and (ii) the additional sum of $750,000.00, which is inclusive of any additional salary which would otherwise be due or become due to you through the Effective Date, all subject to deductions for federal and state withholding taxes and any other lawful deductions.

(c) On January 2, 2013, the Association shall pay to you the sum of $750,000.00. No deductions will be made from this payment, and you will be responsible for any federal and state income taxes associated with this payment. The Association will provide you with an IRS Form 1099 following year end.

(d) The Association will pay your portion of medical benefit premiums through the Effective Date. As of the Effective Date, you will apply for medical benefits under the Association’s Post-retirement Medical Plan, and for a period of two years following the Effective Date the Association shall pay that portion of the premiums which otherwise would have been payable by you under the terms of the plan. You will be responsible for any federal and state income taxes imposed as the result of such payments by the Association on your behalf. The Association will provide you with an IRS Form 1099 following each applicable year end.

(e) The Association shall assign to you all of its rights, title and interest in and to the 2010 Lexus Model L460 four door Sedan, Vin No. JTHCL5EFOA5004793, it being understood that you will be responsible for any income taxes as well as any sales or similar taxes imposed as the result of said assignment.

(f) All payments made and benefits provided to you by the Association under this letter Agreement shall also be applied to offset the obligations of the Company hereunder, it being intended that this letter agreement sets forth the aggregate compensation and benefits payable to you by the Company and the Association.

Very truly yours,

ASTORIA FINANCIAL CORPORATION		ASTORIA FEDERAL SAVINGS AND
LOAN ASSOCIATION

By /s/ Alan P. Eggleston		By /s/ Alan P. Eggleston
Name:	Alan P. Eggleston	Name:	Alan P. Eggleston
Title:	Senior Executive Vice President, Secretary and Chief Risk Officer	Title:	Senior Executive Vice President, Secretary and Chief Risk Officer

Acknowledged and Agreed:

/s/ Gary T. McCann

Gary T. McCann

Date: March 23, 2012